Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Micro Focus International plc of our report dated July 17, 2017, except for the first paragraph of the Note to the Consolidated Statements of Cash Flows appearing in the consolidated financial statements included in the Registration Statement on Form F-4 (No.333-219678) of Micro Focus International plc, as to which the date is August 3, 2017, relating to the financial statements, which appears in Micro Focus International plc’s Annual Report on Form 20-F for the year ended October 31, 2019.

/s/PricewaterhouseCoopers LLP
Reading, United Kingdom
February 10, 2021